COMMERCIAL LEASE

This Lease is entered into by and between INDEPENDENCE VENTURES #1, a limited liability company with an address of P0 BOX 1292, EDMOND, OK 73083 "Landlord"), and HARVEY'S GREAT THINGS, INC., a corporation with an address of 801 NW 63rd, OKLAHOMA CITY, OK 73116 ("Tenant").

In consideration of the mutual covenants contained herein and other valuable consideration received, and with the intent to be legally bound, Landlord and Tenant agree as follows:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the following premises: LAND & BUILDING AT 801 NW 63RD, OKLAHOMA CITY, also known as the East 100 feet of lots 32, 33, 34, 35, and all of lots 36, 37 and 38 of block THREE in the BALTIMORE HEIGHTS ADDITION to Oklahoma City, Oklahoma County, Oklahoma, according to the recorded p1at thereof (the "Premises"). This Lease also includes all fixtures, equipment, and personal property in the Premises.

2. TERM. The term of this Lease will be for sixty months, commencing on May 1, 1998, and ending on midnight on April 30, 2003, unless sooner terminated according to the provisions hereof.

3. RENT. Tenant agrees to pay to Landlord, without any deduction or set off, a total rent of $240,000.00, payable in equal monthly installments of $3,000.00 per month for first year, $3,500.00 per month for second year, $4,000.00 per month for third year, $4,500.00 per month for the fourth year, and $5,000.00 per month during the filth year in advance, on the first day of each month during the term of this Lease. Rent shall be paid to Landlord at PO BOX 1292, EDMOND, OKLAHOMA 73083, or at such other address as Landlord may specify in writing to Tenant. Time is of the essence in this Lease.

4. SECURITY DEPOSIT. Upon the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of $3,000.00 to be held as security for the payment of rent and the faithful performance by Tenant of all of its obligations in this Lease. The security deposit way be used to reimburse Landlord for all costs and expenses incurred due to Tenant's breach of any covenant, term or condition of this Lease. Landlord may use the security deposit to repair any damage to the Premises caused by Tenant or others, and to clean the Promises upon termination of this Lease. Should any amount be so used, Tenant agrees to restore the security deposit to its original amount. `The security deposit shall be held and applied as provided by the laws of Oklahoma. The security deposit may not be applied by Tenant to the payment of rent. If Tenant fully performs its obligations hereunder, the security deposit, or balance, shall promptly be returned to Tenant after the termination of this Lease.

5. UTILITIES. Tenant will pay for all utilities and services furnished to the Premises. Landlord will pay for no utilities and services furnished to the Premises. Landlord shall not be liable for any loss or expense incurred by Tenant by reason of the interruption or failure of any utility or service if due to any cause beyond Landlord's control.

6. LATE CHARGES. If Tenant fails to pay any installment of rent or any other amount due hereunder within 5 days of the date the same is due, Tenant shall pay Landlord a late payment charge equal to 1-1/2 percent monthly of the overdue amounts.

7. USE. The Premises shall be used by Tenant for retail & office and for activities incidental thereto. Tenant may not use the Premises for any other purpose without obtaining the prior written consent of Landlord

8. TENANT'S TAX OBLIGATION. As additional rent, Tenant shall pay and discharge when due all real estate taxes, ordinary and special assessments and other governmental charges levied of or which would become a lien upon the Premises. Tenant shall furnish Landlord with evidence of the payment of the above upon Landlord's request. All taxes, assessments and charges shall be apportioned between Landlord and Tenant to the extent that this Lease is not in effect during the period of any such assessment. Tenant shall not be required to pay

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any income, profit, excess profit, corporation, capital levy, franchise or other taxes imposed upon Landlord.

9. PERSONAL PROPERTY TAXES. Tenant shall pay and discharge when due all taxes, assessments and other governmental charges, if any, levied on or attributable to personal property or improvements of Tenant located upon the Premises, or Tenant's use of the Premises.

10. CASUALTY INSURANCE. Upon the execution of this lease and during its terms, Tenant shall maintain, at its sole expense, fire and extended coverage casualty insurance on the Premises in such an amount and with such company as may be acceptable to Landlord. Such policy shall name Landlord as the insured and shall provide that the insurer may not change or cancel such insurance without giving 21 days prior written notice to Landlord. Tenant shall furnish Landlord with a copy of such policy or a certificate of insurance upon Landlord's request.

11. LIABILITY INSURANCE. During the term of this Lease and any extension or renewal, Tenant shall maintain, at its sole- expense, public liability and property damage insurance with respect to the Premises with such company as may be acceptable to Landlord. Such policy shall have limits for personal injury of at least $1,000,000 with respect to one person, and at least $2,000,000 with respect to more than one person in any one occurrence, and at least $5,000,000 for property damage. Such policy shall name Landlord and Tenant as the insureds, as their interests may appear, and shall provide that the insurer may not change or cancel such insurance without giving 21 days prior written notice to Landlord Tenant shall furnish Landlord with a copy of such policy or a certificate of insurance upon Landlord's request.

12. MAINTENANCE AND CONDITION. Tenant shall maintain and repair the premises and surrounding area.

Tenant acknowledges that it has examined the Premises and fixtures, equipment and personal property and that they are in good condition and repair. Tenant shall keep the same clean, safe and in as good order and repair as they were at the commencement of this Lease, ordinary wear and tear excepted. Tenant shall use all fixtures, appliances, and facilities in a reasonable manner. Tenant shall dispose of all garbage in designated disposal facilities. Tenant will pay for all damage to the Premises and repairs required due to any act or negligence of Tenant or others. Landlord and Tenant each agree to maintain and repair the Premises in compliance with all laws, ordinances and regulations applicable to them. Tenant agrees to promptly give notice to Landlord of any required repairs or unsafe conditions and Landlord will be afforded a reasonable period of time to complete the same.

13. TENANT'S IMPROVEMENTS. Tenant MAY make any alterations, additions or improvements without on each occasion obtaining the prior written consent of Landlord. Unless otherwise agreed in writing, all alterations, additions and improvements shall become the property of Landlord and shall remain on the Premises at the expiration or termination of this Lease, provided, however, that Landlord, at its option, may require Tenant to remove any such alterations, additions or improvements and restore the Premises to its former condition.

14. DISCHARGE OF LIENS. Tenant agrees to promptly pay its contractors and suppliers for all work performed and materials furnished to the Premises, if any. In the event any mechanic's or similar lien is filed on the Premises which is claimed to arise from Tenant's actions, Tenant shall, at its sole expense, discharge or bond against such lien within 10 days of notice from Landlord.

15. DELIVERY OF POSSESSION. If Landlord is unable through no fault on its part to deliver possession of the Premises to Tenant on the commencement date, this Lease will continue in effect, but rent and otter amounts will be prorated according to when possession is given to Tenant. The term of this Lease will not be extended by any such delay. If Landlord is unable to deliver possession within 30 days of the commencement date, either Landlord or Tenant may terminate this Lease and all payments made will be returned to Tenant and all obligations of the parties will cease. Landlord will not be liable for any damages for such delay or failure to deliver.

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16. QUIET ENJOYMENT. By paying the rent and observing all the agreements, terms and conditions herein, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the term of this Lease and any extension or renewal, subject to the provisions hereof.

17. ACCESS. Landlord and its agents may enter the Premises at all reasonable times and upon reasonable notice to Tenant to conduct inspections, make necessary or desired repairs or improvements, or to show the same to prospective tenants, buyers or lenders. Landlord may also enter the Premises when the same appear to be abandoned and for the purpose of placing signs offering the Premises for sale or rent. In an emergency, and as permitted by law, Landlord may enter the Premises without prior notice to Tenant.

18. COMPLIANCE WITH LAW. Tenant, at its sole expense, shall comply with all present and future laws, ordinances, regulations and requirements of any federal, state or local authority relating to Tenant's use of the Premises. Tenant shall not make or permit any waste' on the Premises, or any nuisance or use which might interfere with the enjoyment of other tenants or persons in the general area of the Premises. Tenant shall not commit or permit any act or use of the Premises which may increase the fire hazard or the cost of fire or other insurance on the Premises, or cause the cancellation of such insurance. Tenant shall pay any additional insurance premiums resulting from Tenant's use of the Premises. Tenant shall obtain, at its sole expense, any licenses or permits which may be required for Tenant's use of the Premises.

19. ASSIGNMENT AND SUBLETTING. Tenant shall have the right at any time to assign this Lease or sublet all or any portion of the Premises without the consent of Landlord. No such assignment or subletting shall in any way relieve Tenant of any of its obligations in this Lease. Any assignee or subtenant shall be bound by and agrees to assume all of Tenant's obligations in this Lease. This section shall apply to all successive assignments and subleases.

20. FIRE AND CASUALTY. This Lease will terminate upon a total destruction of the Premises due to fire or other casually and rent will be apportioned as of such date. In the event the Premises are damaged by fire or other casualty so as to render the Premises unsuitable for the use for which the same are leased, rent will be abated until Landlord shall have restored the same to substantially their former condition. Provided, however, that if Landlord elects not to repair such damage, or if such repairs shall not have been completed within 90 days, either party may terminate this Lease and rent will be apportioned as of the date of termination.

21. CONDEMNATION. If the entire Premises is acquired or condemned by the power of eminent domain by any public or other authority, then this Lease will terminate upon the date such taking becomes effective. Rent and other payments will be apportioned as of such date. If any part of the Premises is so acquired or condensed so as to render the Premises unsuitable for the use for which the same are leased, then this Lease may be terminated by either party upon thirty days written notice to the other. Rent and other payments will be apportioned between the parties as of the date of termination. If this Lease is not so terminated, then rent and other payments will be abated according to the nature and extent of the area taken. All damages awarded for such taking shall belong to and be the exclusive property of Landlord. Tenant agrees to sign such further instruments of assignment as Landlord may reasonably request to accomplish the foregoing. Provided, however, that any damages awarded for moving expenses or Tenants fixtures, improvements or equipment shall belong to Tenant.

22. LOSS OR DAMAGE. Unless caused by the negligence of Landlord, Landlord will not be liable for any loss, damage or theft of any property of Tenant or others kept or stored in or about the Premises. Tenant acknowledges that it is Tenant's responsibility to insure its own property and improvements.

23. INDEMNIFICATION.
          (a) Tenant shall indemnify and hold Landlord harmless from any and all claims, loss, damages, liens, expenses, including reasonable attorney's fees, and liabilities of whatever nature, arising out of or relating to (i) any default by Tenant in the performance or observance of any covenant, term or condition of this Lease, (ii) loss or damage to any property or injury or death to Tenant or any person occurring on or about the Premises due to any cause other than Landlord's negligence, and (iii) Tenant's use and occupancy of the Premises.

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          (b)  Landlord shall indemnity and hold Tenant harmless from any and all claims, loss, damages, liens, expenses, including reasonable attorney's fees, and liabilities of whatever nature, arising out of or relating to any default by Landlord in the performance or observance of any covenant, term or condition of this Lease.

24. DEFAULT. Tenant shall be in default of this Lease upon the occurrence of any one of the following events:

          (a) failure to pay any installment of rent or any other amount required herein on the date the same is due;

          (b) failure to perform or observe any other covenant term or condition of this Lease which shall not be corrected within 15 days after written notice from Landlord, or for such longer period as may be reasonably necessary to correct such default;

          (c) abandonment or cessation of business operations at the Premises by Tenant;

          (d) any misrepresentation or omission of or on behalf of Tenant made to Landlord in connection with this Lease;

          (e) the taking of the leasehold created hereby on execution or by other process of law;

          (f) insolvency or failure of Tenant or any guarantor to generally pay its debts as they become due;

          (g) assignment for the benefit of creditors of, or appointment of a receiver or other officer for, all or any part of Tenant's or any guarantor's property; or

          (h) adjudication of bankruptcy, or filing of a petition under any bankruptcy or debtor's relief law by or against Tenant or any guarantor.

25. REMEDIES OF LANDLORD.

          (a) Upon any default by Tenant, Landlord may, at its option, terminate this Lease and/or commence eviction proceedings in accordance with the laws of Oklahoma. Upon any such default, Landlord shall also have the right to enter upon the Premises or any part thereof, without demand or notice, and repossess the same and expel Tenant and any other occupants and their effects, either with or without terminating this Lease. Any entry may be with or without process of law, by force, if necessary, or otherwise according to law. No entry shall subject Landlord to any liability for trespass or damages. Upon any entry or termination, Landlord agrees to use reasonable efforts to relet the Premises on Tenant's behalf or otherwise, for such term and rent as Landlord may determine. No act or failure to act by Landlord shall waive any remedies which Landlord may have for arrears of rent or breach of covenant or release Tenant from any liability whatsoever.

          (b) Upon any termination or entry as above, Tenant shall indemnify Landlord against all loss of rents and other amounts which Landlord may incur over the remainder of the term in addition to paying all overdue rent and other payments. At Landlord's election, Tenant shall pay to Landlord an amount equal to the excess of the rent and other payments hereunder for the remainder of the term over the fair rental value of the Premises over the same period. Tenant shall also pay to Landlord all costs and expenses incurred by Landlord by reason of Tenant's default including, without limitation, attorney's fees, costs of regaining possession and reletting the Premises, broker's fees, storage fees and repairing and cleaning costs.

26. NO WAIVER. The failure of Landlord or Tenant to require strict performance by the other of any covenant, term or condition of this Lease is not a waiver for the future of any breach of the same or any other covenant, term or condition herein. Landlord's acceptance of rent is not a waiver of any breach by Tenant.

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27. REMEDIES CUMULATIVE. To the extent permitted by law, the rights and remedies of Landlord herein are cumulative, and the exercise of any one of them will not be deemed to be in exclusion of any other. The rights and remedies herein are in addition to any other rights and remedies available to Landlord at law or equity.

28. RIGHT TO CURE OTHER'S DEFAULT. If either Landlord or Tenant fails to perform any covenant, term or condition of this Lease, the other party may, after giving reasonable notice, perform such covenant, term or condition and expend whatever sums may be necessary. All sums expended shall be repaid on demand. This performance shall not waive any rights or remedies which either party may have against the other for such default.

29. SUBORDINATION OF LEASE. This Lease is subject and subordinate to all present and fixture mortgages, trust deeds and other security instruments that may be placed on the Premises; provided that for so long as Tenant is not in default of this Lease, no foreclosure or similar proceeding will terminate this Lease or impair any of Tenant's rights. In the event of any such proceeding, Tenant shall attend to the new owner and accept such successor as the new Landlord under this Lease. Although no further act by Tenant is necessary to accomplish rite above, Tenant agrees to sign any other instruments evidencing this subordination and attainment as Landlord may reasonably request.

30. UNAVOIDABLE DELAYS. Neither party will be liable for any delay or failure in the performance of any of its obligations herein when due to labor disputes, inability to obtain materials or services, wars, governmental laws or restrictions, weather, acts of God, or any other cause beyond the reasonable control of such party. Provided, however, that this section shall not excuse Tenant from the prompt payment of rent or any other amount due herein.

31. SURRENDER AND HOLDING OVER. No surrender of the Premises or this Lease shall be effective unless accepted in writing by Landlord. At the expiration or sooner termination of this Lease, Tenant will remove its effects and peaceably deliver possession of the Premises to Landlord in as good repair and condition as they were at the commencement of this Lease, ordinary wear and tear expected. Any property left on the Premises after Tenant vacates or abandons the Premises shall be deemed abandoned and Landlord may remove, store and/or dispose of the same as it meet fit, subject to applicable law. If Tenant holds over beyond the expiration or termination of this Lease and rent is accepted by Landlord, a month to month tenancy only shall be created which will otherwise be governed by the terms and conditions of this Lease. Nothing in this section shall be construed as a consent to any holding over by Tenant.

32.  OPTION TO PURCHASE.

          (a) During the term of this Lease, and provided Tenant is not in default of this Lease, Tenant shall have the exclusive option to purchase the Premises according to the following terms and conditions.

          (b) If Tenant elects to exercise this option, Tenant shall send written notice to that effect to Landlord. If the option is exercised, Landlord shall sell and Tenant shall purchase the Premises.

          (c) The purchase price for the Premises is $310,000.00 during the first 36 months of the lease, then $325,000.00 during the next 24 months. After the initial five years the purchase price will be $350,000.00 payable on the closing in cash. All payments must be with certified funds.

          (d) The closing will take place 30 days after the exercise of the option by Tenant. The closing will take place at American Guaranty Title Company. The sale will be closed according to the usual and customary closing procedures in effect in the county where the Premises is located. At the closing, Landlord and Tenant agree to exercise and deliver to the other all instruments which may be reasonably requested by the other party or the closing agent.

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          (e)  On the closing, Landlord will convey the Premises by a good and sufficient warranty deed conveying a good and marketable title, free of all liens and encumbrances, except all easements, rights of way, covenants and restrictions of record, current and future property taxes and assessments, and zoning and other governmental laws and regulations, provided none of the foregoing interfere with the continued use of the Premises for its present use. The Premises will be conveyed in their present condition, reasonable wear and tear excepted. The sale shall also include all fixtures now on the Premises and used in connection therewith, if any, at no additional cost. Landlord, at its sole cost, shall furnish Tenant with a preliminary report or abstract of title from a reputable title company as soon as possible after the exercise of the option. Tenant shall give written notice to Landlord of any objections to title within 10 days.

          (f) If Landlord shall be unable to deliver title or make conveyance as provided herein, Tenant at its option, may (i) terminate the purchase and sale of the Premises and all obligations of the parties relating thereto shall cease, or (ii) waive the defects and accept whatever title Landlord is able to convey with such reduction in the purchase price, if any, as is reasonably necessary to cure the defect(s).

          (g) Current property taxes, regular and special assessments, water and sewer charges, fuel, rentals, interest, insurance, operating expenses and other customary matters, if any, shall be prorated between the parties on the closing, provided the same are not the obligation of Tenant under the Lease.

          (h) Landlord shall bear the risk of all loss or damage to the Premises from all causes until the closing. Should there be any damage that is not restored to its former condition by the closing, Tenant, at its option, may (i) terminate the purchase and sale of the Premises and all obligations of the parties relating thereto shall cease, or (ii) purchase the Premises and be entitled to all insurance proceeds upon payment of the purchase price.

          (i) Landlord and Tenant promise that they have not dealt with any broker or finder in connection with this sale other than Maxco International, LLC. Landlord agrees to pay such commission in full in the amount of 6%. In the event of any claim by any other broker or finder, the party who procured such broker or finder will pay the claim in full.

33. LIMITED LIABILITY. It is expressly agreed that neither Landlord nor any individual, partner, shareholder or member comprising Landlord shall be personally liable under this Lease. In the event Landlord breaches any provision of this lease, Tenant will look solely to the equity, if any, of Landlord in the Premises to satisfy its claims and remedies, and Landlord's liability shall not exceed such equity interest.

34. NOTICES. All notices and communications under this Lease shall be in writing and shall be deemed to be properly given when delivered personally or sent by certified mail, return receipt requested, to Landlord at P0 BOX 1292, EDMOND, OKLAHOMA 73083, or to Tenant at 801 NW 63rd, OKLAHOMA CYIY, OKLAHOMA 73116, or to such other address as either party may specify in writing to the other.

35. ENTIRE AGREEMENT. The parties acknowledge that they have read and understand the terms of this Lease. This Lease contains the entire agreement and understanding between the parties regarding the Premises and is subject to no agreements, conditions or representations that are not expressly set forth herein. This Lease may only be amended in writing and signed by both Landlord and Tenant.

36. INVALID PROVISION. If any provision of this Lease shall be invalid or unenforceable, the remaining provisions shall remain in full force and affect.

37. CAPTIONS. The captions in this Lease are inserted only for convenience and in no way construe or interpret the provisions hereof or affect their scope or intent.

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38. PARTIES BOUND. This Lease shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

39. RIDERS. The riders and exhibits, if any, attached hereto and initialed by the parties are made a part of this Lease.

40. ADDITlONAL PROVISIONS.

TENANT AGREES TO LEASE THE PREMISES IN AN "AS IS, WHERE IS" CONDITION. UPON EXECUTION OF THIS AGREEMENT, THE TENANT SHALL HAVE THE RIGHT TO OCCUPY THE PREMISES, BUT WILL AT THAT TIME BECOME RESPONSIBLE FOR UTILITIES.

THE FIRST RENT PAYMENT WILL BE DUE MAY 1, 1998 AND AT THAT TIME, THE TENANT WILL BE RESPONSIBLE FOR INSURANCE AND ALL OTHER EXPENSES.

          IN WITNESS WHEREOF, this Lease is executed on the

          6TH day of March, 1998



                                    LANDLORD
                                    INDEPENDENCE VENTURES, LLC


                                    /S/ Joe W. Maxey
                                    ------------------------------
                                    Joe W. Maxey
                                    Manager


                                    TENANT
                                    HARVEY'S GREAT THINGS, INC.


                                    /S/ Harvey S. Bryant, President
                                    -------------------------------
                                    Harvey S. Bryant


                                    GUARANTY

FOR VALUE RECEIVED, and in consideration of Landlord entering into the above Lease with Tenant, the undersigned hereby unconditionally guarantees the prompt and full payment of rent and other amounts due thereunder, and the performance by Tenant of all other obligations terms and conditions of the Lease and any extension or renewal thereof. The undersigned waives notice of acceptance of this Guaranty, demand, notice of Tenant's default, and suretyship defenses of all kinds. Landlord may extend the time of payment or performance, or release or grant any indulgence to Tenant without releasing the liability of the undersigned. Landlord need not proceed against Tenant prior to proceeding against the undersigned. The undersigned agrees to pay all costs, expenses and attorney's fees incurred by Landlord in enforcing the Lease and this Guaranty.

           Dated 3/6/1998


                                    Guarantor:

                                    /S/ Harvey S. Bryant
                                    ----------------------------
                                    Harvey S. Bryant